Exhibit 99.2

Kevin:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2022 fourth quarter earnings call. My name is Kevin Karas, the company’s CFO, and joining me on the call today is Linda Stacy, our Vice President of Finance.

Before we continue, I would ask Linda to review conditions related to any forward-looking statements that may be made as part of today’s call.

Linda.

Linda:

Thank you, Kevin.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Kevin.

Kevin:

Thanks, Linda, and again, welcome everyone.

For almost 42 years NRC Health has been committed to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship that builds trust and loyalty. Over time, NRC Health has consistently led the industry with innovative and transformative solutions, including patient centered care, Market Insights, Real time feedback and online ratings and reviews. Last week it was announced that NRC Health received the Best in KLAS 2023 Award for Patient Experience Improvement. This recognition affirms our leadership position and focus on transforming the healthcare industry with a human-first approach.

Let me turn the call back over to Linda to review our financial performance and then open the call to your questions.

Linda

Thank you, Kevin.

Revenue for the fourth quarter 2022 decreased slightly compared to the fourth quarter of 2021 primarily due to the scheduled closure of our Canadian location. Revenue growth in core offerings year over year was 7% partially offset by the phase out of our Canadian operations and other non-core offerings, resulting in a net 2% increase in revenue for 2022 over prior year.

Our operating income was also impacted by expense increases in 2022 due to some inflationary pressure as well as intentional resource allocation towards retaining and developing talent, solution innovation, process automation and marketing programs. Operating income decreased by 5% and 7% respectively, for the fourth quarter and full year of 2022.

Fourth quarter other expense increased primarily due to a $2.6 million reclassification of the cumulative translation adjustment into earnings from substantial liquidation of our investment in our Canadian subsidiary.

The effective tax rate in the fourth quarter of 2022 was 30% compared to 23% in 2021 primarily due to the non-deductible cumulative translation adjustment.

We ended the year with $146.8 million in TRCV. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end.

The Company’s Board of Directors has established priorities for capital allocation with funding of innovation and growth investments, including both M&A activity and internal projects, as the preferred use of capital. The Company funded $12.2 million for innovation and growth purposes for the year end December 31, 2022, in addition to quarterly dividend payments to shareholders totaling $21.0 million, and $27.6 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Kevin.

Kevin

Thank you, Linda.

This completes our prepared remarks, so operator I will now ask you to open the call to any questions.

Closing Statement – Kevin

Thank you for your time today. We look forward to sharing our results again next quarter.

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